
Fort St. John
Dawson Creek
Terrace
Prince Rupert
Prince George
Williams Lake
Revelstoke
Enderby
Armstrong
Kelowna
Kimberley
Cranbrook
Penticton
Grand Forks
Courtenay
Coquitlam
Port Alberni
Burnaby
Abbotsford
Duncan
Victoria
Colwood